Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Kevin Manion (“Employee”) and NewAge, Incorporated (the “Company”), effective as of July 19, 2021 (the “Effective Date”). For convenience, Employee and the Company together may be referred to as the “Parties” or each individually as a “Party.”

RECITALS

A. The Company is in the business of manufacturing and distributing organic and natural healthy beverages and other lifestyle products (the “Business”).

B. Employee is an experienced employee with considerable skill and expertise valuable to the success of the Company.

C. The Company desires to employ Employee, and Employee wishes to provide Employee’s services to the Company, subject to the terms and conditions set forth in this Agreement.

D. During employment with the Company, Employee will have access to the Company’s and its Affiliates’ (as defined herein) confidential, proprietary and trade secret information. It is desirable and in the best interests of the Company to protect the confidential, proprietary and trade secret information of the Company and its Affiliates, to prevent unfair competition by former employees of the Company following separation of their employment with the Company and to secure cooperation from former employees with respect to matters related to their employment with the Company.

E. Employee acknowledges that Employee’s receipt of benefits under this Agreement depends on, among other things, Employee’s willingness to agree to and abide by the non-disclosure, non-competition, non-solicitation, and other covenants contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1. Employment. Subject to the foregoing and all terms and conditions hereof, as of the Effective Date, the Company will employ Employee, and Employee will accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2. Term of Employment and Renewal. Subject to the other provisions of Sections 2 and 8 below, the term of Employee’s employment with the Company pursuant to this Agreement shall be for the period commencing on the Effective Date and ending on January 1, 2024. The period of time between the Effective Date and the termination of Employee’s employment hereunder shall be referred to herein as the “Term.” The Term shall be renewed thereafter on an annual basis for a one-year term beginning January 1, 2024 to January 1, 2025, and for each successive year thereafter, unless one Party provides to the other Party a written notice not to renew the Term of employment on or before ninety (90) days before the commencement of the renewal period unless the parties agree otherwise.

3. Position and Duties.

(a) Position with the Company. While employed, Employee shall serve as the Chief Financial Officer of the Company and shall report to the Chief Executive Officer of the Company. As the Chief Financial Officer, Employee shall: (i) manage the day-to-day financial affairs of the Company and each of its subsidiaries; (ii) have all of the duties and powers customarily associated with the office of the Chief Financial Officer of a significant business enterprise; and (iii) perform such responsibilities as the Chief Executive may assign to him from time-to-time, which will be consistent with his position.

(b) Performance of Duties and Responsibilities. While Employee is employed by the Company hereunder, Employee will serve the Company and its Affiliates faithfully and to the best of his ability and will devote his full time, attention and efforts to the business of the Company and its Affiliates. Employee will follow and comply with applicable policies and procedures adopted by the Board or the Company or management from time-to-time, including without limitation, policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, confidentiality and protection of trade secrets. Employee must not accept other employment or engage in other material business activity that conflicts with Employee’s duties to the Company, except as approved in writing by the Board, but may participate in charitable and personal investment activities, including sitting on boards of charitable organizations and boards of a private or public companies, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder and provided Employee shall not sit on the board of more than one public company at a time without the consent of the Board. The Board’s approval of Employee’s participation in any such activities will not be unreasonably withheld. Employee hereby represents and confirms that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

4. Compensation.

(a) Base Salary. Employee’s initial base salary shall be $550,000 per annum (“Base Salary”), which shall be payable in equal installments during the year in accordance with the Company’s normal payroll schedule and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and payroll taxes. Base Salary shall be subject to annual review for increase beginning on or about January 1, 2023. In January of each year starting with January 2023, the Compensation Committee of the Board of Directors (or the full Board of Directors, if there is no Compensation Committee) will determine if a Base Salary increase is warranted for Employee.

(b) Signing Bonus. On the Effective Date, Employee will be paid a signing bonus (“Signing Bonus”) consisting of $200,000 cash and an award of restricted stock of the Company having a value of $400,000 (the “RSA”). The RSA be subject to vesting in two installments of 50% each on each of the first two anniversaries of the Effective Date. If Employee’s employment is terminated by his resignation without Good Reason or by the Company for Cause (i) prior to the first anniversary of the Effective Date, the entire RSA will be forfeited or (ii) after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, 50% of the RSA will be forfeited. Except as provided in the preceding sentence, the Signing Bonus is not subject to forfeiture.

(c) Annual Short-Term Incentives. In January of each year, the Compensation Committee of the Board of Directors shall establish the criteria for the payment of an incentive bonus to Employee with respect to the then current or completed fiscal year (the “Performance Bonus”), based on overall Company performance and outlook. The Performance Bonus will be based on a percentage of Base Salary, with target bonus at 0.8 times Base Salary with potential to receive 1.6 times Base Salary based on achievement of agreed upon performance metrics. This bonus will be paid annually no later than March 15th of the year following the year to which it relates. All bonuses are subject to overall Company performance and Board or the Compensation Committee of the Board approval. Employee’s will receive a minimum guaranteed Performance Bonus of no less than $440,000 for 2021. Employee’s actual Performance Bonus for 2021 will be the greater of $440,000 and the Performance Bonus amount determined in accordance with the target and metrics referenced above and will not be pro-rated.

(d) Annual Long-Term Incentives. Employee shall be eligible to participate in the Company’s long-term incentive plan (“LTIP”) and will receive annual equity grants under the LTIP in amounts determined by the Board of Directors each year, in its sole discretion; provided that annual equity grants under the LTIP will be a number of restricted stock units (“RSUs”) and performance stock units (“PSUs”) vesting over three years from the date of grant and having an initial value at the time of grant not less than 0.8 times Base Salary and potential to pay out on vesting at up to 3 times the number of RSUs and PSUs subject to the award, based on achievement of targets and metrics as established by the Board of Directors.

(e) Benefits, Perquisites, and Continuation of Existing Plans. Employee shall be entitled to participate in all of the Company’s specific benefit plans made generally available to the employees and at the level of the senior executives of the Company, subject to eligibility and in accordance with the terms of such plans. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(f) Expenses. While Employee is employed by the Company hereunder, the Company shall reimburse Employee for all reasonable out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder. Such reimbursement shall be subject to the Company’s normal policies and procedures for the Senior Executives of the Company for expense pre-approval and verification, documentation and reimbursement. In no event shall any such expense reimbursement in compliance with policy be paid later than two-and-a-half months after the end of the calendar year in which the expense was incurred.

(g) Vacation. Employee shall be entitled to five (5) weeks of vacation with pay annually. Such vacation shall be taken at a time acceptable to the Company with regard to its operations. Unused vacation will be paid out upon termination.

5. Confidential Information.

(a) “Confidential Information” means all non-public or proprietary information relating to the Company’s business or that of any Company customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form); databases; algorithms; processes; designs; prototypes; methodologies; reports; specifications; information regarding products sold, distributed or being developed by the Company; information regarding the Company’s current and developing technology; information regarding customers, prospective customers, clients, business contacts, prospective and executed contracts and subcontracts; marketing and/or sales plans; or any other plans and proposals used by the Company in the course of its business; and any non-public or proprietary information regarding the Company or the Company’s present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.

(b) Employee’s Use of Confidential Information. Employee will, at all times during and after Employee’s employment with the Company, maintain the confidentiality of the Confidential Information. Employee will not, without Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Employee’s work on the Company’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than the Company unless such person or entity is authorized by the Company to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by the Company or becomes generally available to the public through some course of events other than prohibited disclosure by Employee. All Confidential Information prepared by or provided to Employee is and will remain the Company’s property or the property of the Company customer to which they belong. Notice is hereby provided that Employee is immune from criminal and civil liability under state and federal trade secret law if Employee discloses trade secrets: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal and Employee does not disclose the trade secret except as allowed (if at all) pursuant to a court order. Employee shall not be in breach of his obligations hereunder by reason of any disclosure required by law or legal process.

(c) Former Employers’ Confidential Information. Employee will not improperly use or disclose to the Company, or to any Company employee, agent or contractor, any confidential or proprietary information (including unpublished patent applications or invention disclosures) belonging to any former employer of Employee or to any other person or entity to whom/which Employee owes a duty of non-disclosure.

(d) Return of Company Information, Material and Property. Upon request of the Company or upon termination (whether voluntary or involuntary), Employee will immediately turn over to the Company all Confidential Information, including all copies, and other property belonging to the Company or any of its customers, including documents, disks, computer equipment or other computer media in Employee’s possession or under his control. Employee will also immediately return any car in his possession or under his control that is owned by the Company. In addition, Employee will return any materials that contain or are derived from Confidential Information or are connected with or relate to Employee’s services to the Company or any of its customers.

(e) Permitted Communications. Employee understands that nothing in this Agreement is intended to prevent Employee from responding to a subpoena or other court order, from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, or from participating in an investigation conducted by a governmental agency.

6. Company Inventions.

(a) Definition of Company Inventions. “Company Inventions” means all ideas, methodologies, processes, trademarks and service marks, trade secrets, copyrights, patents, inventions, discoveries and improvements to any of the foregoing, that Employee learns of, conceives, develops or creates alone or with others during Employee’s employment with the Company (whether or not conceived, developed or created during regular working hours) that directly or indirectly arise from or relate to: (i) the Company’s Business (as defined below), technology, products, software, or services; (ii) work or research performed for the Company by Employee or any other Company officer, employee, agent, contractor or subcontractor; (iii) the use of the Company’s products, technology, equipment, software, or time; or (iv) access to Confidential Information belonging to the Company or a Company customer.

(b) Disclosure of Company Inventions. Whether upon the Company’s request or voluntarily, Employee will promptly disclose to the Company, or its designee, all Company Inventions that Employee has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Company Invention, or any aspect of such Company Invention, has been described, committed to writing, or reduced to practice, in whole or part, by any other person. At all other times, Employee will treat any Company Invention as Confidential Information, as that term is defined in Section 5(a) above.

(c) Assignment and Disclosure of Inventions. Employee hereby assigns to the Company all right, title and interest to all Company Inventions, which will be the sole and exclusive property of the Company, whether or not subject to patent, copyright, trademark or trade secret protection. Employee also acknowledges that all original works of authorship that are made by Employee (solely or jointly with others), within the scope of Employee’s employment with the Company, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that any such works, by operation of law, cannot be “works made for hire,” Employee hereby assigns to the Company all right, title, and interest in and to such works and to any related copyrights. The consideration for such assignment and the assistance provided in this Section 6(c) is the normal compensation due Employee by virtue of Employee’s service to the Company. Employee will also disclose to the Chief Executive Officer of the Company all inventions made, discovered, conceived, reduced to practice, or developed by Employee, either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which results, in whole or in part, from Employee’s prior employment by the Company. Such disclosures will be received by the Company in confidence to the extent such inventions are not assigned to the Company pursuant to this Section 6(c).

(d) Additional Instruments. Employee will promptly execute, acknowledge and deliver to the Company all additional instruments or documents that the Company determines at any time to be necessary to carry out the intentions of this Section 6. Furthermore, whether during or after Employee’s employment with the Company, Employee will promptly perform any acts deemed necessary or desirable by the Company, at the Company’s expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of a Company Invention. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Section 6(d), including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Company Inventions and improvements thereto with the same legal force and effect as if executed by Employee.

(e) Pre-existing Inventions. Employee will retain all right, title and interest in and to inventions that Employee created and owned prior to Employee’s service to the Company, if any, as listed on Schedule 1. If Schedule 1 is left blank, Employee concedes that no such pre-existing inventions exist. Employee will promptly disclose and hereby assigns to the Company any modifications or improvements to such inventions that are developed during his employment with the Company, which will become Company Inventions in accordance with this Section 6. Sections 6(a), 6(b), 6(c), and 6(d) shall not apply to any inventions listed on Schedule 1 and no such invention shall become a Company Invention.

7. Non-Competition and Non-Solicitation Covenants.

(a) Non-Competition. In order to protect the Company’s Confidential Information and trade secrets, which would cause irreparable harm to the Company if disclosed to a competitor, Employee covenants and agrees that during Employee’s employment with the Company and for the duration of the Severance Period (the “Restricted Period”), Employee will not, directly or indirectly, engage or participate in any business activity or enterprise, whether as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant, independent contractor, joint venturer, agent, advisor, or otherwise that competes with the Company or any Affiliate of the Company in the business of direct and or e-commerce sales of health and wellness products and beverages, skin care and cosmetics, or health supplements (the “Company’s Business”) or engages in any services or other activity (or any substantially similar service, activity or line of business) that interferes with the Company’s Business or has resulted, or threatens imminently to result in, the disclosure or use of the Company’s Confidential Information (the “Restricted Business”). For purposes of this Section 7, the applicable geographical area of the Restricted Business is anywhere in the United States or any other area in which Employee knows, or reasonably should know, the Company or any Affiliate of the Company (as defined below) conducts the Restricted Business, including, but not limited to, any business that the Company or any Affiliate of the Company is actively engaged in or interested in pursuing, as of the Termination Date (the “Restricted Area”).

(b) Non-Solicitation. Employee covenants and agrees that during the term of employment and 24 months thereafter, Employee will not on behalf of himself or directly or indirectly through another person or entity (including without limitation as a proprietor, owner, principal, agent, partner, officer, director, stockholder, employee, manager, member, consultant or otherwise):

(i) solicit, divert, take away, or otherwise attempt in any manner to solicit, divert, or take away, the business of any customer, supplier, or other business relation of the Company or any of its Affiliates, that Employee knows, or reasonably should know, is a customer, supplier, or other business relation of the Company, for a purpose that is related to a Restricted Business, or in any way interfere with the relationship between any such customer, supplier or other business relation and the Company or any of its Affiliates (including, without limitation, inducing such person or entity to cease doing business with the Company or any of its Affiliates, or making any negative statements or communications about the Company or any of its Affiliates); or

(ii) solicit or induce to leave the Company (either on Employee’s behalf or on behalf of any other person) any person who Employee knows, or reasonably should know, is then an employee, consultant or contractor of the Company or any of its Affiliates or who was an employee, consultant or contractor of the Company or any of its Affiliates (with respect to the Company’s or any of its Affiliates’ business) at any time during the six-month period immediately preceding termination of Employee’s employment with the Company, if applicable; provided, however, the restrictions in this Section 7(b)(ii) shall not apply to: (a) any contractors or consultants who or which has provided services to the other person or entity prior to the Termination Date; or (b) any individual whose employment was previously terminated by the Company or any Affiliate of the Company; and, provided, further, the foregoing shall not apply to any general solicitation conducted through the use of advertisements in the media, through the use of search firms or other routine recruiting activities, provided that such searches are not specifically targeted at employees of the Company or any Affiliate of the Company.

(c) Permitted Ownership. Nothing herein shall prohibit Employee from: (i) being a passive owner of not more than 2% of the outstanding stock of any class of securities of any person or entity listed on a national securities exchange which is engaged in a Restricted Business, so long as Employee has no active participation in the Restricted Business of such person or entity and does not serve on the board of directors or similar body of such person or entity; or (ii) performing any services to the Company or its subsidiaries or that are otherwise permitted hereunder.

(d) Reasonable Restrictions. Each of Employee and the Company hereby agrees and acknowledges that the Company’s Business is global in nature and therefore the geographic restrictions imposed by the non-competition and non-solicitation covenants set forth in Sections 7(a) and 7(b) are reasonable, necessary and appropriate in light of the nature of the Company’s Business.

(e) Agreement to Modify. If the duration or scope of, or any business activity covered by, any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Employee hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(f) Remedies. Employee acknowledges and affirms that a breach of Section 7(a) or 7(b) by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. Accordingly, Employee agrees that in the event of any actual or threatened breach of such provisions, the Company and its Affiliates shall (in addition to any other remedies which they may have) be entitled to enforce their rights and Employee’s obligations under this Section 7 not only by an action or actions for damages, but also by an action or actions for specific performance, temporary or permanent injunctive relief, or other equitable relief, or a combination of such forms of relief, in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Section 7. In no circumstance shall the Company be entitled to obtain from the court equitable relief in the form of a Restricted Period exceeding one (1) year. The prevailing Party in such a proceeding shall be entitled to recover his or its attorneys’ fees and costs from the other Party for the same.

8. Termination of Employment.

(a) Employee’s employment with the Company under this Agreement will terminate upon:

(i) Expiration of the Term based solely on the Company’s election not to renew the Term under Section 2 of this Agreement;

(ii) Employee’s actual receipt of notification by the Company that Employee’s employment has been terminated;

(iii) Employee’s resignation;

(iv) Employee’s Disability; or

(v) Employee’s death.

(b) Termination Date. The date upon which Employee’s termination of employment with the Company occurs shall be the “Termination Date.” For purposes of Section 9 of this Agreement only, with respect to the timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder.

(c) Resignation as Officer and/or Director. Upon termination of Employee’s employment with the Company for any reason, Employee shall resign from all positions held as officer or director of the Company or its Affiliates effective as of the Termination Date, and his fiduciary duties with respect to each such position shall end also.

(d) Salary and Benefits. Upon termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive Employee’s then current Base Salary that has been earned through the Termination Date, reimbursement of business expenses and unused vacation as provided in Section 4, Performance Bonus earned for any year completed prior to termination but not yet paid, and any vested rights of Employee under any equity plans or agreements (including stock options, restricted stock, restricted stock units, and any other equity agreements and retirement plans) to the extent provided for in accordance with the terms thereof.

(e) Shares, Options, Warrants and Equivalents. Upon termination of Employee’s employment, all vested shares, options, warrants or share equivalents shall be retained by Employee. Subject to the terms of the applicable award agreement, Employee will have one (1) year from the Termination Date to exercise any vested options: provided, however, that in no event shall options be exercisable beyond their original term. Notwithstanding the foregoing, all outstanding unvested equity awards, shall be forfeited immediately upon a termination for Cause.

(f) Notice of Voluntary Resignation. In the event Employee wishes to resign his employment, he shall provide the Company a minimum of sixty (60) days’ notice in writing. The Company may waive such notice in whole or in part by paying Employee’s Base Salary and continuing his benefits and perquisites to the effective date of resignation.

9. Payments upon Termination of Employment.

(a) Severance. If the Company terminates Employee’s employment without Cause, if Employee resigns with Good Reason, or if the Company provides notice not to renew the Term of Employee’s employment under Section 2, the Company will pay Employee:

(i) Fifteen (15) months of Base Salary plus target Performance Bonus with one (1) additional month for every full year of service up to a maximum of eighteen (18) months;

(ii) Employee’s COBRA health care premiums for a period of up to fifteen (15) months following the termination date with one (1) additional month for every year of service up to a maximum of eighteen (18) months; and

(iii) all unvested equity based awards, including but not limited to restricted stock, stock options, restricted stock units, and any other equity based awards, shall immediately vest prior to termination: provided, however, that any equity awards that vest relative to performance shall vest in accordance with the applicable award agreement.

For clarity, the payments described in Section 9(a)(i) above would be made in a series of substantially equal separate installments for a period of fifteen (15) to eighteen (18) months (determined as provided above) commencing on termination of employment (but subject to expiration of applicable recission periods as described in Section 9(b) below) in an amount per month equal to (x) the sum of then current annual Base Salary plus target Performance Bonus divided by (y) twelve (12), or 15% of the then current Base Salary per month for each month of the Severance Period. The period during which such payments are made is the “Severance Period.”

In the event of a termination described in Section 9(a) within two months prior or twenty four (24) months following a Change in Control of the Company, the Company will pay Employee: (i) two (2) years of Base Salary plus target Performance Bonus (totaling 3.6 times then current Base Salary); (ii) Employee’s COBRA health care premiums for a period of eighteen (18) months following termination; and (iii) all unvested equity based awards, including but not limited to restricted stock, stock options, warrants, and any other equities, shall immediately vest prior to termination: provided , however, that any equity awards that vest relative to performance shall vest in accordance with the applicable award agreement.

(b) Payment of Severance. Cash severance paid pursuant to Section 9(a) will be paid to Employee in equal installments in accordance with the Company’s regular payroll schedule, less all legally required and authorized deductions and withholdings; and stock, stock options, restricted stock units, and any other equities, shall vest immediately pursuant to Section 9(a), in each case commencing on the first normal payroll date of the Company following the expiration of the applicable rescission periods provided by law applicable to the release specified in Section 9(j) below and continuing for the applicable Severance Period thereafter. The first installment of cash severance shall include any amounts that may have been delayed pending expiration of applicable recission periods.

(c) Payment of COBRA. If Employee timely elects COBRA coverage at the time of his/her termination of employment, the subsidized COBRA premium payments will continue for the number of months described in Section 9(a), unless Employee becomes covered under other group health insurance, in which case the COBRA coverage shall terminate at the end of the month in which Employee’s other coverage begins. The value of the subsidized COBRA premium shall be treated as taxable compensation to Employee.

(d) No Severance. If Employee’s employment with the Company is terminated by reason of:

(i) Employee’s resignation without Good Reason;

(ii) Termination of Employee’s employment by the Company for Cause;

(iii) Employee’s Disability; or

(iv) Employee’s death;

then the Company will pay to Employee, Employee’s beneficiary, or Employee’s estate, as the case may be, only Employee’s then current Base Salary that has been earned by Employee through the Termination Date and the additional amounts specified in Section 8(d); provided that if termination is by reason of death or Disability, Employee (or his estate) shall also receive vesting of all unvested equity awards and a pro-rated Performance Bonus at no less than target for the year in which termination of employment occurs.

There shall be no termination of Employee by the Company for Cause without Employee first being given actual written notice of the basis for termination for Cause, a 30-day period to cure any items identified in the written notice, and an opportunity to be heard by the Board of Directors of the Company to determine whether a preponderance of evidence supports a finding of Cause by the Board of Directors.

(e) “Cause” means:

(i) Any material breach by Employee of this Agreement, excluding for this purpose an action not taken in bad faith and which is remedied by Employee within 30 days after actual receipt of written notice thereof given by the Company;

(ii) Unlawful gross misconduct that is willful and deliberate on Employee’s part and that, , is materially injurious to the Company;

(iii) the conviction of Employee in any jurisdiction for (or pleading of no contest to or nolo contendere to) any crime that constitutes a felony;

(iv) failure or refusal to attempt to follow the lawful written directions of the Board of Directors, excluding for this purpose an action not taken in bad faith and which is remedied by Employee within 30 days after actual receipt of written notice of a failure to follow such directions is delivered to Employee;

(v) material nonfeasance with regard to Employee’s duties, including but not limited to the duties set forth in 3(b), excluding for this purpose an action not taken in bad faith and which is remedied by Employee within 30 days after actual receipt of written notice thereof given by the Company;

(vi) deliberate and material breach by Employee of Employee’s fiduciary obligations as an officer or director of the Company or any of its Affiliates; or

(vii) the commission of any act or, acts of dishonesty, theft, destruction of property, fraud, or embezzlement, undertaken by the Employee and intended to result in substantial gain or substantial personal enrichment of Employee and that is materially injurious to the Company, whether financially, reputationally, or otherwise.

(f) “Good Reason” means, so long as Employee has not committed conduct giving rise to the Company’s right to terminate for Cause, the occurrence of any of the following without Employee’s consent:

(i) a material diminution in Employee’s authority, duties, responsibilities, Base Salary, or target bonus opportunity;

(ii) any other action or inaction that constitutes a material breach by the Company of this Agreement, except where there is a general reduction applicable proportionately and on the same basis to the entire senior management team; or

Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless (a) Employee gives the Company written notice within 90 days after the initial occurrence of an event that Employee believes constitutes Good Reason and describes in such notice the details of such event; (b) the Company thereafter fails to cure any such event within 30 days after receipt of such notice; and (c) Employee’s Termination Date as a result of such event occurs within 120 days after the initial occurrence of such event.

(g) “Disability” hereunder shall be construed in compliance with all applicable laws and generally means the inability of Employee to perform the essential duties and responsibilities of Employee’s employment with the Company by reason of Employee’s illness or other physical or mental impairment or condition even with reasonable accommodations of such disability or impairment provided by the Company.

(h) “Change in Control” shall mean any of the following:

(i) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than the Company, or any of its Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes); or

(ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by the Company in a transaction or series of transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(iii) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or series of related transactions; or

(i) Sole Obligation. In the event of termination of Employee’s employment, the sole obligation of the Company hereunder shall be its obligation to make the payments called for by Sections 8 and 9, and the Company shall have no other obligation to Employee or to Employee’s beneficiaries or Employee’s estate, except as otherwise provided by law, under the terms of any employee benefit plans or programs then maintained by the Company or any of its Affiliates in which Employee participates and reimbursement of business expenses as provided in Section 4(g).

(j) Requirements to Receive Severance. Notwithstanding the foregoing provisions of this Section 9, the Company will not be obligated to make any payments under Section 9 hereof unless: (i) Employee signs a release of claims in favor of the Company and its Affiliates in substantially the form attached to this Agreement as Exhibit A and all applicable consideration and rescission periods provided by law have expired. Except as set forth in the preceding sentence, the payment obligations of the Company hereunder are absolute and unconditional and not subject to offset or other condition.

(k) Option to Continue Coverage. Upon any termination of Employee’s employment, Employee will have the option for a period of thirty six (36) months commencing on the later of termination of employment or termination of Company payment of benefits continuation pursuant to Sections 9(a) and 9(c) above, to continue his Company medical, dental, and vision benefits at the equivalent of his COBRA continuation cost.

10. Directors and Officers. If Employee is an officer or director at the relevant time, Employee agrees that upon termination or expiration of his employment with the Company he will tender his resignation from any position he may hold as an officer or Board Member of the Company or any of its affiliated or related companies. Following the execution of this Agreement by the Parties, the Company shall undertake reasonable efforts to acquire and maintain such directors’ and officers’ liability insurance on commercially reasonable terms for the benefit of Employee in accordance with corporate policies and as generally provided to the Directors of the Company.

11. Indemnification. See Schedule 2 “Indemnification Agreement”.

12. Return of Records and Property. Upon termination of Employee’s employment with the Company or at any time upon the Company’s request, Employee shall promptly deliver to the Company any and all of the Company’s and its Affiliates’ records and any and all of the Company’s and its Affiliates’ property in his possession or under his control, including manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company or its Affiliates, except as may otherwise be agreed by Employee and the Company. Upon termination of Employee’s employment for any reason, Employee will have the option to purchase any company provided automobile at a price equal to its depreciated tax basis or $100, whichever is greater.

13. Non-Disparagement. Employee will not, at any time after Employee’s employment with the Company, make public statements that disparage, defame, or denigrate the reputation, character, image, or services of the Company, or of any of its Affiliates, or any of its or their directors, officers, stockholders, members, employees, or agents. Likewise, the Company will not, at any time during or after Employee’s employment with the Company, disparage, defame, or denigrate the reputation, character, image or services of Employee. The Parties agree that nothing in this provision or Agreement is intended to prevent Employee from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency or from participating in an investigation conducted by a governmental agency.

14. Remedies. Employee acknowledges that monetary damages alone will not adequately compensate the Company for the harm caused by any breach by Employee of the provisions of Sections 5, 6, 7, 10 11, or 12 hereof, or breach by the Company of the provisions of Section 12. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages. Nothing in this sub-paragraph shall be construed to limit or prevent the Company from recovering any monetary damages it can prove as a result of Employee’s breach of Sections 5, 6, 7, 10, 11, or 12 hereof, or Employee from recovering any monetary damages he can prove as a result of the Company’s breach of Section 12 hereof.

15. Arbitration. Except as otherwise provided in this Agreement, any dispute or controversy between the Parties in relation to this Agreement, with the exception of the Company’s right to seek injunctive or equitable relief for any actual or threatened breach of Sections 5, 6, 7, 10, 11, or 12 by Employee or Employee’s right to seek injunctive or equitable relief for any actual or threatened breach of Section 12, shall be submitted to final and binding arbitration in accordance with this section and pursuant to the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. The arbitration shall be conducted in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) and shall proceed in the City and County of Denver in the State of Colorado before an arbitrator who is licensed in good standing to practice law in Colorado and has at least ten (10) years of prior demonstrable experience in Colorado in the area of employment law (“the Arbitrator”). In the event the parties cannot agree on an arbitrator, the preferred arbitrators of each party will select an arbitrator to hear the dispute within seven (7) business days of receipt of notice by either or both Parties that they were unable to agree on an arbitrator. The Arbitrator(s) shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of, and the arbitrability of any dispute relating to or arising from, this Agreement, with the exception of the Company’s right to seek injunctive or equitable relief for any actual or threatened breach of Sections 5, 6, 7, 10, 11, or 12 by Employee or Employee’s right to seek injunctive or equitable relief for any actual or threatened breach of Section 12. The Arbitrator(s) shall have all powers as set forth in the FAA and such other powers as are authorized in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The award and determination of the Arbitrator(s) shall be binding upon the Parties and their respective heirs, executors, administrators and assigns.

16. Miscellaneous.

(a) Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement, and any disputes or controversies arising hereunder, shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than those of the State of Colorado.

(b) Jurisdiction and Venue. For all matters not subject to resolution by Arbitration pursuant to Section 14 hereof, Employee and the Company consent to jurisdiction of the courts of the State of Colorado and/or the federal district courts, District of Colorado, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, and any action involving claims of a breach of this Agreement shall be brought in such courts. Each Party consents to personal jurisdiction over such Party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction. Venue, for the purpose of all such suits, shall be in any state or federal court in Denver, Colorado.

(c) Fees and Costs. Subject to Section 14, in any action relating to or arising from this Agreement, or involving its application, the Party substantially prevailing shall recover from the other Party the expenses incurred by the prevailing Party in the action, including costs and reasonable attorneys’ fees. In the event of an arbitration pursuant to Section 14, the Company shall pay all fees and expenses of the Arbitrator(s). The Company will pay or reimburse Employee for all costs incurred in connection with the negotiation and preparation of this Agreement and any related agreements.

(d) Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement of the Parties relating to Employee’s employment with the Company and supersede all prior agreements and understandings with respect to such subject matter and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the documents referred to above.

(e) No Violation of Other Agreements or Obligations. Employee hereby represents and agrees that neither: (i) Employee’s entering into this Agreement, nor (ii) Employee’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written or other) to which Employee is a Party or by which Employee is bound, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to his employment with the Company. Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others and agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

(f) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.

(g) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h) Assignment. Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement. The Company may assign its rights or delegate its obligations under this Agreement without the consent of Employee.

(i) Affiliated Entities. As used in this Agreement, the term “Affiliate” means, with respect to any person or entity, any person or entity controlling, controlled by, or under common control with such person or entity, and, in the case of an individual, means his or her spouse, siblings, ascendants and descendants, and, with respect to the Company’s Business, includes, without limitation, each person or entity which controls the Company, is controlled by the Company, or is under common control with the Company. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities, by contract or otherwise.

(j) Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, one (1) business day after notice is sent by reliable overnight courier, or three (3) business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Employee or, in the case of the Company, to its principal office, to the attention of the Board, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other Party.

(k) Taxes. The Company may deduct from any payments made and benefits provided to Employee hereunder any withholding or other taxes which the Company is required or authorized to deduct under applicable law. Employee shall be liable and responsible for all of Employee’s tax obligations applicable to the compensation and benefits provided to Employee under this Agreement.

(l) Internal Revenue Code Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service would be considered deferred compensation and otherwise subject to the 20 percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such Payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service, or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. To the extent such in-kind benefit is subject to Section 409A of the Code, the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses) and such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each Payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

(m) Application of Internal Revenue Code Section 280G. If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the “Net Best Amount.” The “Net Best Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Net Best Amount, reduction shall occur in the manner that results in the greatest economic benefit to Employee. If more than one method of reduction will result in the same economic benefit, Employee can choose which Payments to reduce, including the option to reduce Payments pro-rata.

Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes shall perform the foregoing calculations prior to the date of the Change in Control. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall hire a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

(n) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(o) Severability. In the event there is litigation involving this Agreement and a court of competent jurisdiction concludes that one or more provisions are invalid or unenforceable for whatever reason, the court shall have the authority to modify such provision(s) to make said provision(s) enforceable, if possible, within the bounds of the Parties’ original intent. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the remainder of the Agreement, which shall be construed in all respects as if any invalid or unenforceable provision was omitted. Further, the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the other provisions.

(p) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

[The rest of this page intentionally left blank.]

Signed for and on behalf of:		Signed for and on behalf of:

NewAge, Inc.		Kevin Manion

By:	/s/ Brent Willis	By:	/s/ Kevin Manion

Print Name:	Brent Willis	Print Name:	Kevin Manion

Title:	Chief Executive Officer	Date:	July 19, 2021

Date:	July 19, 2021